CONSENT OF SAMIL ACCOUNTING CORPORATION
                              INDEPENDENT AUDITORS

The Board of Directors
NewState Capital Co., Ltd.

As independent public accountants, we hereby consent to the inclusion of our report dated July 30, 1999, on the consolidated financial statements of NewState Capital Co., Ltd. and its subsidiary (the "Company") as of March 31, 1999, in the Registration Statement on Form 10-KSB. We have not audited any financial statements of the Company subsequent to March 31, 1999 or performed any audit procedures subsequent to the dated of our report.


                                             /S/ SAMIL ACCOUNTING CORPORATION


Seoul, Korea
July 8, 2000


Samil Accounting Corporation is the Korean member firm of the worldwide PricewaterhouseCoopers organization.